Exhibit 10.25

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of March 10, 2009, is entered into by and among the financial institutions signatory hereto (each a “Lender” and collectively the “Lenders”), BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, “Agent”), NAUTILUS, INC., a Washington corporation (“US Borrower”), and NAUTILUS INTERNATIONAL S.A., a Swiss private share company (“Swiss Borrower”, and together with US Borrower, collectively, “Borrowers”).

RECITALS

A. Borrowers, Agent and the Lenders have previously entered into that certain Loan and Security Agreement dated as of January 16, 2008 (as amended, supplemented, restated and modified from time to time, the “Loan Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrowers. Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B. Borrowers, Agent and the Lenders now wish to amend the Loan Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Loan Agreement.

(a) The grid set forth in the definition of “Applicable Margin” in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

Level	Fixed Charge Coverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans
I	Greater than 1.45 to 1.0	1.00%	2.50%
II	Less than or equal to 1.45 to 1.0 and greater than 1.3 to 1.0	1.25%	3.00%
III	Less than or equal to 1.3 to 1.0 and greater than 1.15 to 1.0	1.50%	3.75%
IV	Less than or equal to 1.15 to 1.0	1.75%	4.25%

(b) The definition of “Availability Reserve” in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve (including, without limitation, a reserve in an amount determined appropriate by Agent in its discretion (in an amount not to exceed $50,000 if the Lien Waiver delivered in connection with such location on or around the Closing Date remains in full force and effect) in connection with the Bolingbrook, Illinois location of US Borrower, which reserve shall be in effect during any period beginning 180 days after the Closing Date that Borrower maintains Inventory or Equipment at that location); (c) the LC Reserve; (d) the Bank Product Reserve; (e) all accrued Royalties, whether or not then due and payable by a Borrower, unless Agent determines in its discretion that such Royalties are not necessary or useful to the liquidation or other disposition of any Collateral; (f) the aggregate amount of liabilities (other than inchoate liabilities) secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the Books and Records Block; (h) the Appraisal Reserve; (i) the Disclosed Sale Reserve; (j) commencing on the earlier of (i) the day on which US Borrower receives the Tax Refund or (ii) May 18, 2009, a reserve in the amount of $1,000,000 on account of payroll; (k) commencing on the earlier of (i) the day on which US Borrower receives the Tax Refund or (ii) May 18, 2009, a reserve in the amount of $1,000,000; and (l) such additional reserves, in such amounts and with respect to such matters, as Agent in its discretion may elect to impose from time to time.”

(c) The definition of “Borrowing Base” in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve; or (b) the sum of (i) the Accounts Formula Amount, plus (ii) the Inventory Formula Amount, plus (iii) the Foreign Assets Formula Amount, plus (iv) the Equipment Formula Amount, minus (vi) the Availability Reserve.”

(d) The definition of “Dominion Account” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes and into which proceeds of Accounts shall be deposited.”

(e) The definition of “EBITDA” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income, calculated before (in each case, to the extent included in determining net income and to the extent incurred or attributable during the applicable measurement period) (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization expense, (iv) gains or losses arising from the sale of capital assets, (v) gains arising from the write-up of assets, (vi) any extraordinary gains, (vii) non-recurring charges during the month of December 2008 as listed on Schedule E hereto, (viii) up to $8,000,000 in non-cash expenses incurred during the first Fiscal Quarter of 2009 in connection with *, and

*	Certain information has been redacted from this page and filed separately with the Commission. Confidential treatment has been requested with respect to the redacted portion.

(ix) up to $4,500,000 of expenses incurred during the first Fiscal Quarter of 2009 in connection with*.”

(f) Clause (a) of the definition of “Inventory Formula Amount” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a) $20,000,000; or”

(g) Clause (l) of the definition of “Permitted Asset Disposition” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“sale or Disposition of US Borrower’s real Property located at 12032 Highway 155N, Tyler, Texas for Net Proceeds not less than $1,700,000; or”

(h) The definition of “Trigger Period” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Trigger Period: the period (a) commencing on the day that (i) an Event of Default occurs, (ii) Excess Availability is less than $10,000,000 for three consecutive Business Days or (iii) Excess Availability is less than $8,000,000 at any time; and (b) continuing until the day on which the Borrowers have maintained Excess Availability in excess of $15,000,000 for a period of 90 consecutive days; provided, however, that for the period commencing on the day that Agent receives evidence, in form and substance satisfactory to Agent, that US Borrower will receive a Federal Income Tax refund in an amount not less than $10,000,000 (the “Tax Refund”) and continuing until the earlier of (A) the day on which US Borrower receives such Tax Refund and (B) the day on which Agent determines, in its sole discretion, that US Borrower will not receive the Tax Refund or will receive less than the full Tax Refund, Trigger Period shall mean, the period (x) commencing on the day that (i) an Event of Default occurs, (ii) Excess Availability is less than $7,000,000 for three consecutive Business Days or (iii) Excess Availability is less $5,000,000 at any time; and (y) continuing until the day on which the Borrowers have maintained Excess Availability in excess of $15,000,000 for a period of 90 consecutive days.”

(i) The following definition is hereby added to Section 1.1 of the Loan Agreement in alphabetical order:

“Appraisal Reserve: a reserve in the amount of (a) $500,000, during the period from March 10, 2009 through the earlier of (i) March 30, 2009 or (ii) the Business Day immediately following the day of receipt by Agent of an appraisal of Borrowers’ Inventory in form and substance satisfactory to Agent (a “Satisfactory Appraisal”); (b) if Agent has not received a Satisfactory Appraisal by March 31, 2009, 750,000, during the period from March 31, 2009 through the earlier of (i) April 14, 2009 or (ii) the Business Day immediately following receipt by Agent of a Satisfactory Appraisal; (c) if Agent has not received a Satisfactory Appraisal by April 15, 2009, 1,000,000, during the period from April 15, 2009 through the Business Day immediately following receipt by Agent of a Satisfactory Appraisal; and (d) in all cases, $0, the Business Day immediately following receipt by Agent of a Satisfactory Appraisal.”

*	Certain information has been redacted from this page and filed separately with the Commission. Confidential treatment has been requested with respect to the redacted portion.

(j) “Availability Block” is hereby deleted from Section 1.1 of the Loan Agreement.

(k) The first sentence of Section 2.1.7(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Provided there exists no Default or Event of Default, upon notice to Agent (which shall promptly notify the Lenders), Borrowers may request an increase in the Revolver Commitments to an amount not more than $55,000,000, in the aggregate.”

(l) Section 3.2.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 0.50% per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.”

(m) The first sentence of Section 5.7 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“The ledger balance in the main Dominion Account of US Borrower as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day.”

(n) Section 7.2.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Deposit Accounts. To further secure the prompt payment and performance of all Obligations, US Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account (other than Excluded Accounts) of US Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. US Borrower authorizes and directs each bank or other depository to deliver to Agent, on a daily basis, all balances in each Deposit Account (other than Excluded Accounts) maintained by US Borrower with such depository for application to the Obligations then outstanding pursuant to Section 5.6.1 or 5.7, as applicable. US Borrower irrevocably appoints Agent as US Borrower’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.”

(o) Section 8.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Borrowing Base Certificates. By the fourth Business Day of each week, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous week, and at such other times as Agent may request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by

Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution (without duplication of dilution reserves), quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve. Notwithstanding the foregoing, Agent will not use a single basis for adjustment to both establish new Availability Reserves and to reduce advance rates.”

(p) Section 8.2.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent on or before (i) the fourth business day of each week sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent and (ii) the 15th day of each month (or more frequently as agreed to by Agent in its reasonable discretion) a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.”

(q) Section 8.2.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. US Borrower shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Neither Agent nor Lenders assume any responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. Collections on Swiss Borrower’s Accounts will be deposited into a deposit account in Switzerland over which Agent has been granted a Lien pursuant to an assignment agreement in form and substance satisfactory to Agent and acknowledged by Swiss Borrower’s depository bank maintaining such Swiss Dominion Account. Agent will have the authority to direct collections received in the Swiss Borrower’s Dominion Account to US Borrower’s main Dominion Account.”

(r) Section 10.3.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Minimum EBITDA. Upon the commencement and during the continuation of a Trigger Period, maintain EBITDA at least equal to the required amount set forth below with respect to each measurement date set forth below for the period from December 1, 2008 to such measurement date *:

Measurement Date	Required EBITDA
December 31, 2008	$		*
January 31, 2009	$	*
February 28, 2009	$	*
March 31, 2009	$	*
April 30, 2009	$	*
May 31, 2009	$	*
June 30, 2009	$	*
July 31, 2009	$	*
August 31, 2009	$	*
September 30, 2009	$	*
October 31, 2009	$	*
November 30, 2009	$	*

; provided that in the event that a Trigger Period commences in between measurement dates, this covenant shall be measured for the immediately preceding measurement date at the time of commencement of such Trigger Period.

*	Certain information has been redacted from this page and filed separately with the Commission. Confidential treatment has been requested with respect to the redacted portion.

(s) Section 10.3.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Fixed Charge Coverage Ratio. Commencing with the calendar month ending December 31, 2009, upon the commencement and during the continuation of a Trigger Period, maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 as of the last day of such calendar month for the period of twelve calendar months then ending; provided that in the event that a Trigger Period commences in between measurement dates, this covenant shall be measured for the immediately preceding measurement date at the time of commencement of such Trigger Period.”

(t) Schedule 1.1(a) of the Loan Agreement is hereby amended and replaced with Schedule 1.1(a) hereto.

(u) Schedule E attached hereto is hereby attached as Schedule E to the Loan Agreement.

(v) Section 14.1(d)(iv) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“increase any advance rate, decrease the Books and Records Block or increase total Commitments; or”

2. Consultant. Borrowers acknowledge and agree that if the aggregate amount of outstanding Obligations exceeds one-third of the aggregate outstanding Revolver Commitments at any time after the earlier of (a) the day on which US Borrower receives the Tax Refund or (b) May 18, 2009, then, at Agent’s request, Borrowers shall, at Borrowers’ expense, engage a consultant acceptable to Agent and on terms and conditions acceptable to Agent. Borrowers further acknowledge and agree that a failure to engage such a consultant shall constitute an Event of Default.

3. Effectiveness of this Amendment. The following shall have occurred before this Amendment is effective:

(a) Amendment. Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b) Amendment Fee. Agent shall have received a non-refundable amendment fee in the amount of Seventy Five Thousand Dollars ($75,000), which fee is fully earned as of and due and payable on the date hereof.

(c) Representations and Warranties. The representations and warranties set forth herein must be true and correct.

(d) No Default. No event has occurred and is continuing that constitutes an Event of Default.

(e) Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

4. Representations and Warranties. Each Borrower represents and warrants as follows:

(a) Authority. Such Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by such Borrower of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by such Borrower. This Amendment and each Loan Document to which such Borrower is a party (as amended or modified hereby) is the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, and is in full force and effect.

(c) Representations and Warranties. The representations and warranties contained in each Loan Document to which such Borrower is a party (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d) Due Execution. The execution, delivery and performance of this Amendment are within the power of such Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on such Borrower.

(e) No Default. No event has occurred and is continuing that constitutes an Event of Default.

5. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California, without giving effect to any conflict of law principles (but giving effect to Federal laws relating to national banks). The consent to forum and arbitration provisions set forth in Section 14.14 of the Loan Agreement are hereby incorporated in this Amendment by reference.

6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or a substantially similar electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or a substantially similar electronic transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

7. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(b) Except as specifically amended above, the Loan Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrowers to Agent and the Lenders.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

8. Ratification. Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

9. Estoppel. To induce Lenders to enter into this Amendment and to continue to make advances to Borrowers under the Loan Agreement, each Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of such Borrower as against Agent or any Lender with respect to the Obligations.

10. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS

NAUTILUS, INC., a Washington corporation

By:
Name:
Title:

NAUTILUS INTERNATIONAL S.A., a Swiss private share company

By:
Name:
Title:

AGENT AND LENDERS

BANK OF AMERICA, N.A., as Agent and as sole Lender

By:
Name:
Title:

SCHEDULE 1.1(a)

to

Loan and Security Agreement

COMMITMENTS OF LENDERS

Bank of America, NA:
Revolver Commitment:	$30,000,000
Total Commitments:	$30,000,000

SCHEDULE E

to

Loan and Security Agreement

EBITDA – NON-RECURRING CHARGES FOR DECEMBER 2008

*

*	Certain information has been redacted from this page and filed separately with the Commission. Confidential treatment has been requested with respect to the redacted portion.